Tigard, Oregon, April 19, 1995. DDL Electronics, Inc. (NYSE_DDL) announced today that on April 6 and April 13, 1995, William Cook, Chairman and Chief Executive Officer, exercised options to acquire a total of 310,000 shares of DDL Electronics, Inc. registered common stock. As outlined in prior public filings, the options were granted to Mr. Cook as part of his employment contract.

"The option exercise marks the passing of a difficult restructuring period for the company and expresses my optimism for the internal growth plans and acquisition and merger plans we have initiated for the fourth quarter of fiscal 1995 and fiscal
1996", states Chairman Cook.

DDL Electronics, Inc.'s corporate office is located at 7320 SW
Hunziker Road, Suite 300, Tigard, Oregon 97223-2302.  Telephone
503-620-1789, fax 503-620-1676.